Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Members

EnLink Midstream, LLC:

We consent to the incorporation by reference in the registration statements No.333-194395 on Forms S-8, No. 333-209034 on Form S-3 and No. 333-192419 on Form S-4 and subsequent amendments to Form S-4 of EnLink Midstream, LLC of our report dated February 15, 2017, with respect to the consolidated balance sheets of EnLink Midstream, LLC as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of EnLink Midstream, LLC.

Our report refers to a change in the Company’s method of accounting for computing depreciation on certain assets.

/s/ KPMG LLP

Dallas, Texas

February 15, 2017